LightPath Technologies Announces Results for the Quarter Ended December 31, 2009

ORLANDO, FL -- (Marketwire - February 04, 2010) - LightPath Technologies, Inc. (NASDAQ: LPTH), a manufacturer and integrator of families of precision molded aspheric optics, GRADIUM® glass products, and high-performance fiber-optic collimators and isolators, today announced financial results for the fiscal second quarter ended December 31, 2009.

Second Quarter Highlights:

--  Net income for the second quarter of fiscal 2010 was a positive $42,000 compared to a loss of $706,000 in the first quarter of fiscal 2010 and a loss of $1.7 million for the second quarter in fiscal 2009.
--  Backlog scheduled to ship within the next 12 months is $4.0 million, an increase of $908,000 from September 30, 2009 and an increase of $1.7 million from June 30, 2009.
--  Gross margin remained at 43% for the second quarter of fiscal 2010 when compared to the first quarter of fiscal 2010 and increased from 25% to
    43% as compared to the second quarter in fiscal 2009.
--  EBITDA for the second quarter of fiscal 2010 improved to a gain of
    $363,000 compared to a loss of $382,000 in the first quarter of fiscal
    2010 and a loss of $728,000 in the second quarter of fiscal 2009.
--  Cash on hand as of December 31, 2009 was $906,000 as compared to $1.2 million on September 30, 2009 and $580,000 on June 30, 2009.
--  Revenue for the second quarter of fiscal 2010 was $2.2 million compared to $1.6 million in the first quarter of fiscal 2010 and $1.9 million for the second quarter of fiscal 2009.
--  Unit shipment volume in precision molded optics is up 158% in the second fiscal quarter of 2010 compared to the same period last year.

Mr. Jim Gaynor, President and CEO of LightPath, commented, "I am extremely pleased to report LightPath's first positive net income quarter in our history. We were able to achieve this net income due to higher revenue, solid margin performance and lower SG&A expenses. Second fiscal quarter revenue increased 37.5% over the first fiscal quarter and we continued to grow our order backlog which increased 29% over the first quarter of fiscal 2010. This growth is driven primarily by increased business resulting from our new recently released low cost RoHS compliant lenses for laser tools and telecom applications. SG&A expenses in the second fiscal quarter were lower due a one time payment related to a D&O insurance claim and the extension of our investor relations media contract. As we continue to grow our top line and increase our unit volume we anticipate continued margin improvement and profitability resulting from better fixed cost utilization and our previously announced direct cost improvements."

Mr. Gaynor continued, "We have identified markets that offer substantial growth opportunity and we have introduced products designed for these markets. We have organized our sales channels to address these markets and we are implementing our strategic plan to penetrate these markets. These improvements along with continued aggressive cash management have positioned LightPath to become cash positive and reach its profitability goals."

Financial Results for Three Months Ended December 31, 2009

Revenue for the second quarter of fiscal 2010 ended December 31, 2009 totaled $2.2 million compared to $1.9 million for the second quarter of fiscal 2009, an increase of 16%. The increase from the second quarter of the prior fiscal year was primarily attributable to higher sales volumes of precision molded optics offset by lower volumes of isolators. Our precision molded optics sales units were significantly higher but our average selling price was lower. This is the result of our pursuit of the high volume low cost lenses. Our current cost structure has allowed us to sell product at lower prices while improving gross margins. Growth in sales going forward is expected to be derived primarily from the precision molded optics product line, particularly our low cost lenses being sold in Asia.

Our gross margin percentage in the second quarter of fiscal 2010 compared to second quarter of fiscal 2009 increased to 43% from 25%. Total manufacturing cost of $1,269,000 was approximately $170,000 lower in the second quarter of fiscal 2010 compared to the same period of the prior fiscal year. This was due to lower production costs. Unit shipment volume in precision molded optics is up 158% in the second fiscal quarter of 2010 compared to the same period last year. This resulted in better absorption of overhead costs which results in improved fixed cost utilization which lowers our unit cost. Direct costs, which include material, labor and services were increased to 26% of revenue in the first quarter of fiscal 2010, as compared to 22% of revenue in the second quarter of fiscal 2009. Gross margins improved as a result of the cost reduction programs we have implemented and better production yields and efficiencies.

During the second quarter of fiscal 2010 total costs and expenses decreased $590,000 to $754,000 compared to $1.3 million for the same period in fiscal 2009. Included in total costs and expenses for the second quarter of fiscal 2010 were $544,000 in selling, general and administrative expenses, which decreased $565,000 or 51% from $1.1 million for the same period in the prior fiscal year. Our decrease in selling, general and administrative expenses included a reduction in salaries and benefits of $124,000 for the second quarter of fiscal 2010 compared to the same period in fiscal 2009 resulting from reduced headcount and salary reductions. We also had an $88,000 decrease in consulting fees, a $27,000 decrease in rent expense a $33,000 decrease in board of directors fees and a decrease of $11,000 in accounting fees. Also, in the second quarter of fiscal 2010, LightPath benefited from the receipt of a one-time payment in the amount of $280,000 from the sale of our insurance claim against our prior D&O insurance carrier as a reimbursement of legal expenses we incurred. As a result, total operating income for the second quarter of fiscal 2010 improved to $204,000 compared to a loss of $877,000 for the same period in fiscal 2009.

Interest expense was approximately $163,000 in the second quarter of fiscal 2010 as compared to $854,000 in the second quarter of fiscal 2009. Approximately $2,000 of the interest expense for the second quarter of fiscal 2010 is attributable to our equipment term loan and our capital equipment lease. The debentures issued in August 1, 2008 accounted for approximately $161,000 of interest during the quarter ended December 31, 2009 representing periodic interest at 8%, amortization and write-off of the related debt issuance costs and debt discount, and value of common shares and warrants issued as incentive to participate in the debenture placement and to induce the conversion of the debt to equity. The debentures issued in August 1, 2008 accounted for approximately $847,000 of interest during the quarter ended December 31, 2008 representing periodic interest at 8%, amortization and write-off of the related debt issuance costs, and debt discount and value of common shares and warrants issued as incentive to participate in the debenture placement and to induce the conversion of the debt to equity. On December 31, 2008, 25% of the debentures were converted into common stock and $304,382 of debt discount and $121,255 of debt issue costs were written-off to interest expense in the second quarter of fiscal 2009.

Net income for the second quarter of fiscal 2010 was $42,000 or $0.01 per basic and $0.00 per diluted common share, compared with a net loss of $1.7 million or $0.29 per basic and diluted per common share for the same period in fiscal 2009. This represents a $1.8 million decrease in net loss compared to the second quarter of fiscal 2009. Also, there was a $748,000 improvement in net loss from the net loss of $706,000 or $0.08 per basic and diluted common share for the first quarter of fiscal 2010. Weighted-average shares outstanding increased to 8,163,675 in the second quarter of fiscal 2010 compared to 5,892,829 in the second quarter in fiscal 2009 primarily due to the issuance of shares of common stock related to a private placement in the first quarter of fiscal 2010.

Financial Results for Six Months Ended December 31, 2009

Revenue for the first six months of fiscal 2010 ended December 31, 2009 totaled $3.8 million compared to $4.2 million for the first half of fiscal 2009, a decrease of 11%. The decrease from the first half of the prior fiscal year was primarily attributable to lower sales volumes across all product lines except precision molded optics. Our precision molded optics sales units were significantly higher but our average selling price was lower. This is the result of our pursuit of the high volume low cost lenses. Our current cost structure has allowed us to sell product at lower prices while improving gross margins. Growth in sales going forward is expected to be derived primarily from the precision molded optics product line, particularly our low cost lenses being sold in Asia.

Our gross margin percentage in the first half of fiscal 2010 compared to the first half of fiscal 2009 increased to 43% from 26%. Total manufacturing cost of $2.2 million was $988,000 lower in the first half of fiscal 2010 compared to the same period of the prior fiscal year. This was due to lower production costs. Unit shipment volume in precision molded optics is up 177% in the first half of fiscal 2010 compared to the same period last year. This resulted in better absorption of overhead costs which results in improved fixed cost utilization which lowers our unit cost. Direct costs, which include material, labor and services were decreased to 22% of revenue in the first half of fiscal 2010, as compared to 23% of revenue in the first half of fiscal 2009. Gross margins improved as a result of the cost reduction programs we have implemented and better production yields and efficiencies.

During the first half of fiscal 2010 total costs and expenses decreased $900,000 to $1.9 million compared to $2.8 million for the same period in fiscal 2009. Included in total costs and expenses for the first half of fiscal 2010 were $1.5 million in selling, general and administrative expenses, which decreased $833,000 or 36% from $2.3 million for the same period in the prior fiscal year. Our decrease in selling, general and administrative expenses included a reduction in salaries and benefits of $300,000 for the first half of fiscal 2010 compared to the same period in fiscal 2009 resulting from reduced headcount and salary reductions. We also had an $82,000 decrease in rental costs, a $43,000 decrease in accounting fees, a $38,000 decrease in insurance expense and a decrease of $38,000 in travel expenses. Also, in the first half of fiscal 2010, LightPath benefited from receipt of two one-time payments totaling $576,000. The first payment in the amount of $276,000 was from our prior D&O insurance carrier, Reliance, as a reimbursement of legal expenses we incurred. The second payment in the amount of $280,000 was from the sale of the balance of our insurance claim against Reliance. This was partially offset by higher investor relations expenses of $158,000 and higher legal expenses for payments in connection with our recent litigation. As a result, total operating loss for the first half of fiscal 2010 improved to $323,000 compared to a loss of $1.8 million for the same period in fiscal 2009.

Interest expense was approximately $343,000 in the first half of fiscal 2010 as compared to $1,012,000 in the first half of fiscal 2009. Approximately $3,000 of the interest expense for the first half of fiscal 2010 is attributable to our equipment term loan and our capital equipment lease. The debentures issued in August 1, 2008 accounted for approximately $338,000 of interest during the six months ended December 31, 2009 representing periodic interest at 8%, amortization and write-off of the related debt issuance costs and debt discount, and value of common shares and warrants issued as incentive to participate in the debenture placement and to induce the conversion of the debt to equity. The debentures issued in August 1, 2008 accounted for approximately $982,000 of interest during the six months ended December 31, 2008 representing periodic interest at 8%, amortization and write-off of the related debt issuance costs, and debt discount and value of common shares and warrants issued as incentive to participate in the debenture placement and to induce the conversion of the debt to equity. On December 31, 2008, 25% of the debentures were converted into common stock and $304,382 of debt discount and $121,255 of debt issue costs were written-off to interest expense in the second quarter of fiscal 2009.

Net loss for the first half of fiscal 2010 was $665,000 or $0.09 per basic and diluted common share, compared with a net loss of $2.7 million or $0.49 per basic and diluted per common share for the same period in fiscal 2009. This represents a $2.1 million decrease in net loss compared to the first half of fiscal 2009. Weighted-average shares outstanding increased to 7,739,087 in the first half of fiscal 2010 compared to 5,652,444 in the first half in fiscal 2009 primarily due to the issuance of shares of common stock related to the private placement in the first quarter of fiscal 2010.

Cash and cash equivalents totaled $906,000 at December 31, 2009. Total current assets and total assets at December 31, 2009 were $3.9 million and $6.6 million compared to $3.3 million and $5.8 million, respectively, at June 30, 2009. Total current liabilities and total liabilities at December 31, 2009 were $1.6 million and $3.8 million compared to $2.0 million and $4.1 million, respectively, for June 30, 2009. As a result, the current ratio as of December 31, 2009 improved to 2.66 to 1 compared to 2.43 to 1 as of June 30, 2009. Total stockholders' equity at December 31, 2009 totaled $2.7 million compared to $1.7 million at June 30, 2009.

As of December 31, 2009 our backlog of orders scheduled to ship in the next 12 months, was $4.0 million compared to $2.3 million as of June 30, 2009.

Jim Gaynor concluded, "Our results for the second fiscal quarter of 2010 are a result of the dedication, hard work and effort by the team at LightPath to control costs, mitigate expenses and bring the right new products to our defined markets. We are seeing the effect of increased unit volumes in precision molded optics and these volumes are improving the absorption of our fixed costs and reducing cash usage in operations. With our current operating efficiencies and low cost structure our focus will continue to be on revenue growth.

"Our efforts to penetrate high volume lower cost commercial markets in Asia show tremendous promise for this fiscal year and we are excited by the acceptance of the new lenses we have recently introduced. Going forward we will continue to focus on these market opportunities and on implementing new distribution channels to expand our presence in the Asian precision optic lens market."

Investor Conference Call and Webcast Details:

LightPath will host an audio conference call and webcast on Thursday, February 4th at 4:00 p.m. EST to discuss the Company's financial and operational performance for the second quarter of fiscal year 2010.

Conference Call Details
Date: Thursday, February 4, 2010
Time: 4:00 p.m. (EST)
Dial-in Number: 1-877-407-8033
International Dial-in Number: 1-201-689-8033

It is recommended that participants dial-in approximately 5 to 10 minutes prior to the start of the 4:00 p.m. call. A transcript archive of the webcast will be available for viewing or download on the company web site shortly after the call is concluded.

About LightPath Technologies

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the NASDAQ Capital Market under the stock symbol LPTH. For more information visit www.lightpath.com

The discussions of our results as presented in this release include use of the terms "EBITDA" and "gross margin." Gross margin is determined by deducting the cost of sales from operating revenue. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Gross margin should not be considered an alternative to operating income or net income, which are determined in accordance with Generally Accepted Accounting Principles ("GAAP"). We believe that gross margin, although a non-GAAP financial measure is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates our cost structure and provides funds for our total costs and expenses. We use gross margin in measuring the performance of our business and have historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

EBITDA is a non-GAAP financial measure used by management, lenders and certain investors as a supplemental measure in the evaluation of some aspects of a corporation's financial position and core operating performance. Investors sometimes use EBITDA as it allows for some level of comparability of profitability trends between those businesses differing as to capital structure and capital intensity by removing the impacts of depreciation, amortization and interest expense. EBITDA also does not include changes in major working capital items such as receivables, inventory and payables, which can also indicate a significant need for, or source of, cash. Since decisions regarding capital investment and financing and changes in working capital components can have a significant impact on cash flow, EBITDA is not a good indicator of a business's cash flows. We use EBITDA for evaluating the relative underlying performance of the Company's core operations and for planning purposes. We calculate EBITDA by adjusting net loss to exclude net interest expense, income tax expense or benefit, depreciation and amortization, thus the term "Earnings Before Interest, Taxes, Depreciation and Amortization" and the acronym "EBITDA."

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to expand our presence in certain markets, future sales growth, continuing reductions in cash usage and implementation of new distribution channels. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                       LIGHTPATH TECHNOLOGIES, INC.
                                  EBITDA
                                (Unaudited)

                         Three months ended           Six months ended
                            December 31,                December 31,
                        2009          2008          2009          2008
                    ------------- ------------  ------------  ------------

Net Income (loss)   $      41,676 $ (1,725,508) $   (664,697) $ (2,749,317)
Depreciation and
 amortization             158,267      144,265       303,431       320,918
Interest expense          163,402      853,526       342,988     1,012,248
                    ------------- ------------  ------------  ------------
  EBITDA            $     363,345 $   (727,717) $    (18,278) $ (1,416,151)
                    ============= ============  ============  ============

                       LIGHTPATH TECHNOLOGIES, INC.
                        Consolidated Balance Sheets

                                                 Unaudited
                                                December 31,    June 30,
                  Assets                            2009          2009
                                                ------------  ------------
Current assets:
        Cash and cash equivalents               $    906,140  $    579,949
        Trade accounts receivable, net of
         allowance of $27,024 and $26,131          1,467,357       973,634
        Inventories, net                           1,052,962       983,278
        Other receivables                                  -       183,413
        Prepaid interest expense                     316,690       366,219
        Prepaid expenses and other assets            203,653       173,882
                                                ------------  ------------
                  Total current assets             3,946,802     3,260,375
        Property and equipment - net               2,210,432     2,024,571
        Intangible assets - net                      150,435       166,869
        Debt costs, net                              229,232       299,080
        Other assets                                  27,737        78,701
                                                ------------  ------------
                         Total assets           $  6,564,638  $  5,829,596
                                                ============  ============
     Liabilities and Stockholders' Equity
Current liabilities:
        Accounts payable                        $  1,258,334  $  1,376,599
        Accrued liabilities                           76,112       181,318
        Accrued payroll and benefits                 258,988       332,609
        Note payable, current portion                 27,640       152,758
        Capital lease obligation, current
         portion                                           -         5,050
                                                ------------  ------------
                  Total current liabilities        1,621,074     2,048,334

Deferred rent                                        622,289       644,056
8% convertible debentures to related parties,
 net of debt discount                                195,294       175,255
8% convertible debentures, net of debt discount    1,388,515     1,270,725
                                                ------------  ------------
                     Total liabilities             3,827,172     4,138,370
                                                ------------  ------------

Stockholders' equity:
        Preferred stock: Series D, $.01 par
         value, voting; 5,000,000 shares
         authorized; none issued and
         outstanding                                      --            --
        Common stock: Class A, $.01 par value,
         voting; 40,000,000 shares authorized;
         8,205,261 and 6,696,992 shares issued
         and outstanding, respectively                82,053        66,970
        Additional paid-in capital               204,858,863   203,151,364
        Foreign currency translation adjustment       46,588        58,233
        Accumulated deficit                     (202,250,038) (201,585,341)
                                                ------------  ------------
                  Total stockholders' equity       2,737,466     1,691,226
                                                ------------  ------------
                  Total liabilities and
                   stockholders' equity         $  6,564,638  $  5,829,596
                                                ============  ============

                       LIGHTPATH TECHNOLOGIES, INC.
                        Consolidated Statements of
                                Operations
                                (Unaudited)

                           Three months ended          Six months ended
                               December 31,              December 31,
                            2009         2008         2009         2008
                        -----------  -----------  -----------  -----------
Product sales, net      $ 2,226,454  $ 1,905,202  $ 3,783,433  $ 4,242,964
Cost of sales             1,268,531    1,438,234    2,156,874    3,144,992
                        -----------  -----------  -----------  -----------
         Gross margin       957,923      466,968    1,626,559    1,097,972
Operating expenses:
   Selling, general and
    administrative          543,703    1,108,931    1,505,465    2,338,450
   New product
    development             201,764      227,775      427,674      502,468
   Amortization of
    intangibles               8,217        8,217       16,434       16,434
   Gain on sale of
    property and
    equipment                     -       (1,200)           -       (7,707)
                        -----------  -----------  -----------  -----------
         Total costs
          and expenses      753,684    1,343,723    1,949,573    2,849,645
                        -----------  -----------  -----------  -----------
         Operating
          income (loss)     204,239     (876,755)    (323,014)  (1,751,673)
Other income (expense):
   Interest expense         (45,378)    (280,983)     (97,811)    (343,382)
   Interest expense -
    debt discount           (84,401)    (409,438)    (175,329)    (478,320)
   Interest expense -
    debt costs              (33,623)    (163,105)     (69,848)    (190,546)
   Investment and other
    income                      839        4,773        1,305       14,604
                        -----------  -----------  -----------  -----------
   Total other expense,
    net                    (162,563)    (848,753)    (341,683)    (997,644)
                        -----------  -----------  -----------  -----------
       Net income
        (loss)          $    41,676  $(1,725,508) $  (664,697) $(2,749,317)
                        ===========  ===========  ===========  ===========
Income (Loss) per
 common share (basic)   $      0.01  $     (0.29) $     (0.09) $     (0.49)
                        ===========  ===========  ===========  ===========
Number of shares used
 in per share
 calculation (basic)      8,163,675    5,892,829    7,739,087    5,652,444
                        ===========  ===========  ===========  ===========

Income (Loss) per
 common share (diluted) $      0.00  $     (0.29) $     (0.09) $     (0.49)
                        ===========  ===========  ===========  ===========
Number of shares used
 in per share
 calculation (diluted)    8,595,396    5,892,829    7,739,087    5,652,444
                        ===========  ===========  ===========  ===========

                       LIGHTPATH TECHNOLOGIES, INC.
                  Consolidated Statements of Cash Flows
                                (Unaudited)

                                                     Six months ended
                                                        December 31,
                                                --------------------------
                                                    2009          2008
                                                ------------  ------------
Cash flows from operating activities
Net loss                                        $   (664,697) $ (2,749,317)
Adjustments to reconcile net loss to net cash
 used in operating activities:
       Depreciation and amortization                 303,431       320,918
       Interest from amortization of debt
        discount                                     175,329       478,320
       Fair value of warrants issued to induce
        debenture conversion                               -       215,975
       Interest from amortization of debt costs       69,848       190,546
       Issuance of common stock for interest on
        convertible debentures                             -        97,633
       Common stock issued for legal settlement       50,000             -
       Gain on sale of property and equipment              -        (7,707)
       Stock based compensation                       64,910        52,452
       Provision for doubtful accounts
        receivable                                       893        12,952
       Deferred rent                                 (21,767)         (427)
       Common stock issued for payment of
        consulting services                          150,000        49,800
Changes in operating assets and liabilities:
  Trade accounts receivables                        (494,616)       14,691
  Other receivables                                  183,413             -
  Inventories                                        (69,684)      169,155
  Prepaid expenses and other assets                   70,722        17,301
  Accounts payable and accrued liabilities          (297,092)     (949,878)
                                                ------------  ------------
                  Net cash used in operating
                   activities                       (479,310)   (2,087,586)
                                                ------------  ------------
Cash flows from investing activities
   Purchase of property and equipment               (472,858)     (116,013)
   Proceeds from sale of equipment                         -        37,791
                                                ------------  ------------
                  Net cash used in investing
                   activities                       (472,858)      (78,222)
Cash flows from financing activities
  Proceeds from sale of common stock, net of
   costs                                           1,417,090             -
  Proceeds from sale of common stock from
   employee stock purchase plan                        3,082        11,191
  Borrowings on 8% convertible debenture, net
   of issuance costs                                       -     2,672,430
  Payments on secured note payable                         -      (260,828)
  Payments on capital lease obligation                (5,050)       (8,992)
  Payments on note payable                          (125,118)      (83,323)
                                                ------------  ------------
Net cash provided by financing activities          1,290,004     2,330,478
                                                ------------  ------------
Effect of exchange rate on cash and cash
 equivalents                                         (11,645)          382
                                                ------------  ------------
Increase in cash and cash equivalents                326,191       165,052
Cash and cash equivalents, beginning of period       579,949       358,457
                                                ------------  ------------
Cash and cash equivalents, end of period        $    906,140  $    523,509
                                                ============  ============

Supplemental disclosure of cash flow
 information:
    Interest paid in cash                       $      3,057  $     27,639
    Income taxes paid                                  2,110         2,625
 Supplemental disclosure of non-cash investing
  & financing activities:
     Convertible debentures converted into
      common stock                                    37,500       732,250
     Fair value of warrants issued to broker of
      debt financing                                       -       194,057
     Fair value of warrants and incentive
      shares issued to debenture holders                   -       790,830
     Intrinsic value of beneficial conversion
      feature underlying convertible
      debentures                                           -       600,635

                       LIGHTPATH TECHNOLOGIES, INC.
              CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                    Six months ended December 31, 2009
                                (Unaudited)

                                          Foreign
                                         Currency
                 Class A                                           Total
                             Additional   Trans-                   Stock-
             Common Stock      Paid-in    lation   Accumulated    holders'
            Shares   Amount    Capital  Adjustment   Deficit       Equity
           --------- ------- -----------  ------  -------------  ---------
Balance at
 June 30,
 2009      6,696,992 $66,970 $203,151,364 $58,233 $(201,585,341) $1,691,226

Issuance
 of common
 stock
 for:
  Employee
   Stock
   Purchase
   Plan        5,569      56       3,026       -              -      3,082
  Vested
   restricted
   stock
   units      20,000     200        (200)      -              -          -
  Conversion
   of
   debentures 24,351     244      37,256       -              -     37,500
  Cashless
   exercise
   of
   warrants   63,622     636        (636)      -              -          -
  Settlement
   of
   litigation 26,455     265      49,735       -              -     50,000
  Consulting
   services   69,445     694     149,306       -              -    150,000
Stock
 based
 compensa-
 tion on
 stock
 options
 and
 restricted
 stock
 units             -       -      64,910       -              -     64,910
Sale of
 common
 stock and
 warrants,
 net       1,298,827  12,988   1,404,102       -              -  1,417,090
Foreign
 currency
 translation
 adjustment        -       -           - (11,645)             -    (11,645)
Net loss           -       -           -       -       (664,697)  (664,697)
                                                                 ---------
    Compre-
     hensive
     loss                                                         (676,342)

           --------- ------- ------------ ------- -------------  ----------
Balance at
 December
 31, 2009  8,205,261 $82,053 $204,858,863 $46,588 $(202,250,038) $2,737,466
           --------- ------- ------------ ------- -------------  ----------

Contacts:
LightPath Technologies, Inc.
Jim Gaynor
President & CEO
or
Dorothy Cipolla
CFO
+1 (407) 382-4003
dcipolla@lightpath.com